Exhibit 99.1

NEWS RELEASE

Foundation Medicine Announces 2013 Fourth Quarter and Year-End Results and Recent Highlights

CAMBRIDGE, Mass. – February 25, 2014 – Foundation Medicine, Inc. (NASDAQ:FMI) today announced total revenue of $9.7 million in the 2013 fourth quarter, compared to $8.2 million in the 2013 third quarter. The company reported 3,752 clinical tests in the 2013 fourth quarter, up from 2,577 in the 2013 third quarter. Total revenue for the year ended December 31, 2013 was $29.0 million, compared to $10.6 million for the prior year. More than 9,000 FoundationOne™ clinical tests were reported to physicians in 2013, up from 1,750 in 2012.

FoundationOne, the company’s first clinical product, is a fully informative genomic profile for solid tumors that identifies the individual molecular alterations in a patient’s cancer and matches those alterations with relevant targeted therapies and clinical trials.

“Clinical adoption of FoundationOne steadily increased during 2013 and accelerated through the fourth quarter demonstrating the value of the molecular information we are delivering to oncologists and pathologists. In addition, clinical research use of FoundationOne by pharmaceutical partners increased, highlighted by new relationships and the expansion of our multi-year collaboration with Novartis,” said Michael J. Pellini, M.D., president and chief executive officer, Foundation Medicine. “We are also encouraged by the initial uptake of FoundationOne™ Heme, our second clinical product, which was launched in December. The response from hematologists and oncologists indicates this product will be important in providing comprehensive genomic profiling for patients with hematologic malignancies, sarcomas and pediatric cancers.”

Operating expenses for the fourth quarter of 2013 were $18.9 million, inclusive of $2.3 million in stock-based compensation expense. This compares with operating expenses for the third quarter of 2013 of $16.5 million, inclusive of $3.0 million in stock-based compensation expense. The fourth quarter increase in operating expenses was driven by increases in sales and related marketing activities and the commercial launch of FoundationOne Heme. For the full year, operating expenses were $59.1 million, inclusive of $7.3 million in stock-based compensation expense, compared to $26.9 million in 2012, inclusive of $1.5 in stock-based compensation expense.

Net loss was $13.1 million in the fourth quarter of 2013, or a $0.48 loss per basic and diluted share, and net loss for the full year was $42.9 million, or a $4.64 loss per basic and diluted share. At December 31, 2013, the company had $124.3 million of cash and cash equivalents.

Recent Highlights

•

In December 2013, the company launched FoundationOne Heme, its second clinical product, at the American Society of Hematology (ASH) Annual Meeting. Developed in collaboration with Memorial Sloan-Kettering Cancer Center, FoundationOne Heme is a

fully informative genomic profile for hematologic cancers such as leukemia, lymphoma and myeloma, as well as sarcomas and pediatric cancers.
•	In conjunction with the launch of FoundationOne Heme, Foundation Medicine and its collaborators highlighted initial FoundationOne Heme data in ten presentations at the ASH Annual Meeting.
•	In January 2014, the company extended and expanded its ongoing collaboration with Novartis to provide molecular information and comprehensive genomic profiling analysis in support of many of Novartis’ clinical oncology programs.

2014 Outlook

•	The company expects to report between 22,000 and 25,000 clinical tests in 2014, driven by FoundationOne and FoundationOne Heme.
•	The company anticipates 2014 revenue will be in the range of $52 to $58 million.
•	The company anticipates introducing an updated version of FoundationOne with an expanded set of genes for solid tumors in the first half of 2014.
•	In addition, the company plans to introduce new features for its Interactive Cancer Explorer physician portal in the second half of 2014, including outcomes collection capabilities.

Conference Call and Webcast Details

Foundation Medicine management will conduct a conference call at 4:30 p.m. Eastern Time on February 25, 2014 to discuss financial performance for the fourth quarter and year-ended December 31, 2013 and other matters, including matters related to its future performance. To participate in the live conference call via phone, dial 1-877-941-4774 from the United States and Canada or 1-480-629-9760 internationally, and reference Foundation Medicine providing the passcode 4667446. Dial in approximately ten minutes prior to the start of the call. The live, listen-only webcast of the conference call can be accessed by visiting the investors section of the Foundation Medicine website at investors.foundationmedicine.com. A replay of the webcast will be available shortly after the conclusion of the call and archived on the company’s website for two weeks following the call.

About Foundation Medicine

Foundation Medicine (NASDAQ: FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient’s unique cancer. The company’s clinical assays, FoundationOne for solid tumors and FoundationOne Heme for hematologic malignancies, sarcomas and pediatric cancers, each provide a fully informative genomic profile to identify the molecular alterations in a patient’s cancer and match them with relevant targeted therapies and clinical trials. Foundation Medicine’s molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine® is a registered trademark, and FoundationOne™ is a trademark, of Foundation Medicine, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the adoption of FoundationOne and FoundationOne Heme, the value of the molecular information delivered to oncologists and pathologists, the number of tests to be conducted and the generation of revenue in 2014, the launch of an updated version of FoundationOne and the introduction of new features to the Interactive Cancer Explorer. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that Foundation Medicine’s test or revenue projections may turn out to be inaccurate because of the preliminary nature of the forecasts; that the launch of an updated version of FoundationOne or the introduction of new features to the Interactive Cancer Explorer are delayed, discontinued or substantially changed; that FoundationOne Heme and any subsequent products may never achieve sustained and significant commercial adoption; the company’s expectations and beliefs regarding the future conduct and growth of Foundation Medicine’s business and the markets in which we operate; delays or denials in obtaining coverage and reimbursement decisions for FoundationOne, FoundationOne Heme and subsequent products; the inability of Foundation Medicine to achieve profitability, to compete successfully, to manage its growth, or to develop its molecular information platform; and the risks described under the caption “Risk Factors” in Foundation Medicine’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which is on file with the Securities and Exchange Commission, as well as other risks detailed in Foundation Medicine’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Foundation Medicine undertakes no duty to update this information unless required by law.

Contacts:

Media—Foundation Medicine Dan Budwick, Pure Communications, Inc. (973) 271-6085 dan@purecommunicationsinc.com	Investors—Foundation Medicine Matt Clawson (617) 418-2283 ir@foundationmedicine.com

- Financial Tables to Follow -

FOUNDATION MEDICINE, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue	$9,662	$5,179	$28,990	$10,645
Costs and expenses:
Cost of revenue	4,204	2,060	11,659	5,681
Selling and marketing	4,602	1,258	12,326	3,454
General and administrative	7,512	2,811	21,865	8,644
Research and development	6,834	4,587	24,901	14,777

Total costs and expenses	23,152	10,716	70,751	32,556

Loss from operations	(13,490)	(5,537)	(41,761)	(21,911)
Other income (expense):
Interest expense, net	(33)	(96)	(235)	(421)
Other income (expense), net	432	73	(948)	(61)

Total other income (expense), net	399	(23)	(1,183)	(482)

Net loss	$(13,091)	$(5,560)	$(42,944)	$(22,393)

Accretion of redeemable convertible preferred stock	—	(47)	(139)	(286)

Net loss applicable to common stockholders	$(13,091)	$(5,607)	$(43,083)	$(22,679)

Net loss per common share applicable to common stockholders, basic and diluted	$(0.48)	$(2.17)	$(4.64)	$(10.47)

Weighted average common shares outstanding, basic and diluted	27,504,773	2,586,969	9,294,730	2,166,832

FOUNDATION MEDICINE, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$124,293	$54,838
Accounts receivable	6,262	2,195
Inventory	1,763	803
Prepaid expenses and other current assets	992	550

Total current assets	133,310	58,386
Property and equipment, net	22,104	7,465
Restricted cash	1,725	161
Other assets	129	27

Total assets	$157,268	$66,039

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$7,007	$1,609
Accrued expenses and other current liabilities	5,168	3,463
Deferred revenue	918	1,622
Current portion of deferred rent	1,167	132
Current portion of notes payable	1,499	1,704

Total current liabilities	15,759	8,530
Other non-current liabilities	9,798	2,248
Redeemable convertible preferred stock		98,658
Total stockholders’ equity (deficit)	131,711	(43,397)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$157,268	$66,039